Exhibit 99.1

For Immediate Release

Ignite Restaurant Group, Inc. Completes Sale of Romano’s Macaroni Grill to Redrock Partners, LLC and Announces Organizational Restructuring

Restructuring to Provide Leaner, More Efficient Organization Post Sale

Houston, TX — (BUSINESS WIRE) — April 17, 2015 — Ignite Restaurant Group, Inc. (NASDAQ: IRG) today announced that it has completed the previously announced sale of its Romano’s Macaroni Grill subsidiary to Redrock Partners, LLC. Concurrent with the close of the sale, the Company also announced the following organizational and senior management changes:

●

Brad Leist has been promoted to Chief Financial Officer. He will replace Michael Dixon, President and Chief Financial Officer, who will be formally leaving the Company, effective April 17, 2015, but will continue working on a consulting basis through May 15, 2015. Ray Blanchette, Chief Executive Officer, will resume the title of President;

●	David Catalano has been promoted to Chief Operating Officer, overseeing operations for both Joe’s Crab Shack and Brick House Tavern + Tap;
●	Robyn Martin, Senior Counsel, has been promoted to the role of General Counsel; and
●	Jim Mazany, President of Joe’s Crab Shack, will be leaving the Company, effective April 17, 2015.

“In conjunction with the sale of Macaroni Grill, we are right-sizing our operations to create a leaner, more efficient organization,” commented Ray Blanchette, President and Chief Executive Officer. “In effect, we are returning to an organizational structure that closely resembles the structure in place prior to the acquisition and reduces annual corporate overhead by over $14 million.”

Blanchette continued, “As part of this realignment, I’m very excited to be giving Brad, David and Robyn expanded roles within the Ignite organization. Brad has been an integral part of building and developing Ignite’s infrastructure during the last few years and I am confident in his ability to lead our finance and accounting teams and build upon the foundation established under Mike Dixon’s tenure. David has done an excellent job leading Brick House during the past year and has demonstrated a talent and a passion for creating strong operations teams. Our brands will maintain their unique identities but consolidating operations will allow us to increase our focus on the guest experience and overall operations excellence. Lastly, I am very pleased to formally recognize Robyn’s contributions and abilities with this promotion as she has been successfully performing the duties of the General Counsel position for almost a year now.”

Brad Leist joined Ignite in 2012 and most recently served as Senior Vice President of Accounting and Finance. Prior to joining Ignite, Brad served in a variety of positions, most recently as Vice President – Corporate Controller at Builders FirstSource, Inc. from 2004 to 2012. Brad also worked for seven years in public accounting for PricewaterhouseCoopers LLP. He holds a Masters in Accounting and a Bachelors of Business Administration from Texas A&M University.

David Catalano joined Ignite in April 2013 to lead the Macaroni Grill brand and became President of Brick House in March 2014. Prior to joining Ignite, David held senior operating roles at TGI Fridays, Hard Rock Café and Apple Gold (one of the largest Applebee’s franchise groups). In his new role, David will be responsible for all aspects of operations for Joe’s Crab Shack and Brick House Tavern + Tap.

Robyn Martin has most recently served as Ignite’s Senior Counsel and has been with the Company since August 2012. Robyn was a labor and employment lawyer with Adams and Reese LLP prior to joining Ignite.  Robyn earned both her bachelor’s and law degrees from St. Louis University.

Blanchette concluded, “I would also like to thank Mike Dixon and Jim Mazany for their numerous contributions to Ignite Restaurant Group. Mike joined us in January 2013 as Ignite planned its acquisition of Romano’s Macaroni Grill and was instrumental in completing the purchase and integrating the two businesses. Jim was one of my first hires at Ignite and has played a significant role in helping to transform Joe’s Crab Shack from a $2.2 million AUV business into a $3.2 million AUV business. I wish both of them the best in their future endeavors.”

Mike Dixon commented “I believe that we’ve positioned the company for success. I’m confident that the Ignite business is in good hands and well positioned and equipped to take advantage of the growth opportunities ahead.”

About Ignite Restaurant Group

Ignite Restaurant Group, Inc. (NASDAQ: IRG) owns, and operates restaurants throughout the U.S. Headquartered in Houston, Ignite's portfolio of restaurant concepts currently includes Joe's Crab Shack and Brick House Tavern + Tap. Each brand offers a variety of high-quality, chef-inspired food and beverages in a distinctive, casual, high-energy atmosphere. For more information on Ignite and its distinctive brands visit www.igniterestaurantgroup.com.

Investor Relations

Fitzhugh Taylor

(203) 682-8261

fitzhugh.taylor@icrinc.com